EXHIBIT 21

LIST OF SUBSIDIARIES

ACUITY BRANDS, INC.

As of August 31, 2013

Subsidiary or Affiliate	Principal Location	State or Other Jurisdiction of Incorporation or Organization
AB Netherlands Holdings, LLC	Atlanta, Georgia	Delaware
AB Netherlands Holdings C.V.	Cayman Islands	Netherlands
ABL IP Holding LLC	Atlanta, Georgia	Georgia
Acuity Brands Brasil Participacoes LTDA	Sao Paolo, Brazil	Brazil
Acuity Brands Insurance (Bermuda) Ltd.	Hamilton, Bermuda	Bermuda
Acuity Brands Lighting, Inc.	Atlanta, Georgia	Delaware
Acuity Brands Lighting Canada, Inc.	Markham, Ontario	Canada
Acuity Brands Lighting (Hong Kong) Ltd.	Hong Kong	Hong Kong
Acuity Brands Lighting de Mexico, S. de R.L. de C.V.	Monterrey, Nuevo Leon	Mexico
Acuity Brands Netherlands B.V.	Eindhoven, the Netherlands	Netherlands
Acuity Brands Services, Inc.	Atlanta, Georgia	Delaware
Acuity Brands Technology Services, Inc.	Atlanta, Georgia	Delaware
Acuity Mexico Holdings, LLC	Atlanta, Georgia	Delaware
Acuity Trading (Shanghai) Co. Ltd.	Shanghai, China	Shanghai
C&G Carandini S.A.	Barcelona, Spain	Spain
Castlight de Mexico, S.A. de C.V.	Matamoros, Tamaulipas	Mexico
eldoLAB Canada Inc.	Richmond Hill, Ontario	Canada
eldoLAB Holding B.V.	Eindhoven, the Netherlands	Netherlands
eldoLED America, Inc.	San Jose, California	Delaware
eldoLED B.V.	Eindhoven, the Netherlands	Netherlands
Holophane S.A. de C.V.	Tultitlan, Mexico City	Mexico
Holophane Alumbrado Iberica SL	Barcelona, Spain	Spain
Holophane Europe Ltd.	Milton Keynes, England	United Kingdom
Holophane Lichttechnik GmbH	Düsseldorf, Germany	Germany
Holophane Lighting Ltd.	Milton Keynes, England	United Kingdom
HSA Acquisition Company, LLC	Atlanta, Georgia	Ohio
ID Limited	Douglas, Isle of Man	Isle of Man
Luxfab Ltd.	Milton Keynes, England	United Kingdom